SECURITIES AND EXCHANGE
                            COMMISSION
                      Washington, D.C. 20549

                           SCHEDULE 13G


            Under the Securities Exchange Act of 1934



                     Golden Knight Resources
                      ---------------------
                         (Name of Issuer)


                           Common Stock
                       ------------------
                  (Title of Class of Securities)


                            38109010J
                        -----------------
                          (CUSIP Number)


                        December 31, 1997
                   ---------------------------
      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |X| Rule 13d-1(b)
                  |_| Rule 13d-1(c)
                  |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------               -----------------------------

CUSIP No. 381090109               13G        Page 2  of 16 Pages

----------------------------               -----------------------------

------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Royal Bank Investment Management Inc.
------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|

------------------------------------------------------------------------
3.       SEC USE ONLY

------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada
         (federally incorporated company)

------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    2,250,000
BENEFICIALLY    --------------------------------------------------------
OWNED BY          7.      SOLE DISPOSITIVE POWER
EACH            --------------------------------------------------------
REPORTING         8.      SHARED DISPOSITIVE POWER
PERSON WITH               2,250,000

------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         2,250,000
------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                     |_|
------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.38%
------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         Foreign Investment Advisor which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
------------------------------------------------------------------------


               *SEE INSTRUCTIONS BEFORE FILLING OUT

----------------------------               -----------------------------

CUSIP No. 381090109               13G        Page 3 of 16 Pages

----------------------------               -----------------------------


------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         RT Investment Management Holdings Inc.
------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|

------------------------------------------------------------------------
3.       SEC USE ONLY

------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

------------------------------------------------------------------------
                  5.      SOLE VOTING POWER
                --------------------------------------------------------
NUMBER OF         6.      SHARED VOTING POWER
SHARES                    2,250,000
BENEFICIALLY    --------------------------------------------------------
OWNED BY EACH     7.      SOLE DISPOSITIVE POWER
REPORTING       --------------------------------------------------------
PERSON WITH       8.      SHARED DISPOSITIVE POWER
                          2,250,000

------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,250,000

------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                    |_|

------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.38%

------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Parent Holding Company which received SEC
         no-action relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
------------------------------------------------------------------------


               *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------               -----------------------------

CUSIP No. 381090109               13G        Page 4 of 16 Pages

----------------------------               -----------------------------

------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Royal Trust Company
------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) |_|
                                                           (b) |_|

------------------------------------------------------------------------
3.       SEC USE ONLY

------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         The jurisdiction of organization is Canada (federally incorporated company)

------------------------------------------------------------------------
                 5.     SOLE VOTING POWER

                 -------------------------------------------------------
NUMBER OF        6.     SHARED VOTING POWER
SHARES                  2,250,000
BENEFICIALLY     -------------------------------------------------------
OWNED BY EACH    7.     SOLE DISPOSITIVE POWER
REPORTING        -------------------------------------------------------
PERSON WITH      8.     SHARED DISPOSITIVE POWER
                        2,250,000

------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,250,000

------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                                                     |_|
------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.38%

------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         Foreign Trust Company which received SEC no-action
         relief to file on Schedule 13G as a "Qualified
         Institutional Investor"
------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer:
           Golden Knight Resources

Item 1(b). Address of Issuer's Principal Executive Offices:

           Golden Knight Resources
           1180, 999 West Hastings Street
           Vancouver, British Columbia
           Canada V6C 2WC
           (604) 689-3846

Item 2(a). Name of Person Filing:

           1.  Royal Bank Investment Management Inc. ("RBIM")
           2.  RT Investment Management Holdings Inc. ("RTIM")
           3.  The Royal Trust Company ("RT")


Item 2(b). Address of Principal Business Office or, if None, Residence:
           1.  Royal Bank Investment Management Inc.
                Royal Trust Tower, P.O. Box 121
                77 King Street West, Suite 3800
                Toronto, Ontario  M5K 1H1

           2.  RT Investment Management Holdings Inc.
                Royal Trust Tower, P.O. Box 97
                77 King Street West, Suite 3900
                Toronto, Ontario  M5K 1G8

           3.  The Royal Trust Company
                Royal Trust Tower, P.O. Box 7500, Station A
                77 King Street West, 6th Floor
                Toronto, Ontario  M5W 1P9

Item 2(c). Citizenship:
           Canada

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP Number:
           381090109

Item 3. If this statement is filed pursuant to Rules
        240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. Royal Bank Investment Management Inc. is a Foreign
           Investment Advisor which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        2. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor.

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on
           Schedule 13G as a Qualified Institutional Investor.

Item 4.    Ownership.

          (a) Amount beneficially owned:

              1.  RBIM - 2,250,000

              2.  RTIM - 2,250,000

              3.  RT - 2,250,000

          (b) Percent of class:

              1.  RBIM - 8.38%

              2.  RTIM - 8.38%

              3.  RT - 8.38%

          (c) Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote

             (ii) Shared power to vote or to direct the vote

                   1. RBIM - 2,250,000
                   2. RTIM - 2,250,000
                   3. RT - 2,250,000

            (iii) Sole power to dispose or to direct
                  the disposition of

             (iv) Shared power to dispose or to direct the disposition of

                   1. RBIM - 2,250,000
                   2. RTIM - 2,250,000
                   3. RT - 2,250,000


Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

1. Royal Bank Investment Management Inc. Accounts managed on a discretionary basis by Royal Bank Investment Management Inc., a wholly-owned subsidiary of RT Investment Management Holdings Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

2. RT Investment Management Holdings Inc., a foreign parent holding company which received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of the fact that the holdings belong to client accounts managed on a discretionary basis by RT Investment Management Holdings Inc.'s subsidiary foreign investment advisors.

3. The Royal Trust Company, a foreign Trust Company which has received SEC no-action relief to file on Schedule 13G as a Qualified Institutional Investor, is reporting holdings over which it is deemed to be a beneficial owner by virtue of its status as trustee and/or as principal.

Item 7. Identification and Classification of the Subsidiary
        Which Acquired the Security Being Reported on by the Parent Holding Company.

Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8. Identification and Classification of Members of the Group.

         N/A

Item 9. Notice of Dissolution of Group.

         N/A

Item 10. Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                         SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Friday, February 13, 1998
                                        ---------------------------------
                                                     (Date)


                                            /s/ Jennifer Lederman
                                        ---------------------------------
                                                  (Signature)


                                             Jennifer Lederman
                                             /Senior Vice-President,
                                             Compliance, Royal Bank
                                             Investment Management Inc.
                                        ---------------------------------
                                                  (Name/Title)

                         SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Friday, February 13, 1998
                                         ---------------------------------
                                                      (Date)


                                             /s/ Jennifer Lederman
                                         ---------------------------------
                                                   (Signature)


                                              Jennifer Lederman
                                              /Senior Vice-President,
                                              Compliance, RT Investment
                                              Management Inc.
                                         ---------------------------------
                                                   (Name/Title)

                          SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             Friday, February 13, 1998
                                         ---------------------------------
                                                      (Date)


                                             /s/ Nicolas W.R. Burbidge
                                         ---------------------------------
                                                   (Signature)


                                              Nicolas W.R. Burbidge
                                              /Director Corporate,
                                              Compliance, The Royal
                                              Trust Company
                                         ---------------------------------
                                                 (Name/Title)